DREYFUS OPPORTUNITY FUNDS

ARTICLES OF AMENDMENT

Dreyfus Opportunity Funds (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated May 14, 1993, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as

'BNY Mellon Opportunity Funds.'"

SECOND:  The Agreement and Declaration of Trust of the Trust is hereby further amended to provide that the names of the following series of the Trust, previously duly authorized by the Board of Trustees of the Trust, are changed as follows:

Old Name of Series	New Name of Series
Dreyfus Japan Womenomics Fund	BNY Mellon Japan Womenomics Fund
Dreyfus Natural Resources Fund	BNY Mellon Natural Resources Fund
Dreyfus Strategic Beta Emerging Markets Equity Fund	BNY Mellon Strategic Beta Emerging Markets Equity Fund

THIRD:  The Agreement and Declaration of Trust of the Trust is hereby further amended by striking out Article IX, Section 8 and inserting in lieu thereof the following:

"Section 8.  Amendments.  This Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided that, any amendment to this Declaration of Trust that adversely affects the rights of Shareholders shall be authorized by a vote of Shareholders holding a majority of the Shares outstanding and entitled to vote, except that an amendment which shall affect the holders of one or more series or class of Shares but not the holders of all outstanding series or classes of Shares shall be authorized by vote of the Shareholders holding a majority of the Shares entitled to vote of the series or classes affected and no vote of Shareholders of a series or class not affected shall be required.  Amendments having the purpose of changing the name of the Trust or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained herein, or Certificates of Amendment establishing and designating any series or class of Shares shall not require authorization by Shareholder vote."

FOURTH:  The amendments to the Agreement and Declaration of Trust herein made were duly approved by at least a majority of the Trustees of the Trust at a meeting held on February 28, 2019 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust, to be effective as of June 3, 2019, or such other date as the appropriate officers of the Trust shall determine.

IN WITNESS WHEREOF, Dreyfus Opportunity Funds has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees of the Trust.

DREYFUS OPPORTUNITY FUNDS

/s/ Joseph S. DiMartino

Joseph S. DiMartino, Trustee

/s/ Francine J. Bovich

Francine J. Bovich, Trustee

/s/ J. Charles Cardona

J. Charles Cardona, Trustee

/s/ Gordon J. Davis

Gordon J. Davis, Trustee

/s/ Isabel P. Dunst

Isabel P. Dunst, Trustee

/s/ Robin A. Melvin

Robin A. Melvin, Trustee

/s/ Nathan Leventhal

Nathan Leventhal, Trustee

/s/ Roslyn M. Watson

Roslyn M. Watson, Trustee

/s/ Benaree Pratt Wiley

Benaree Pratt Wiley, Trustee

Address of Trust:

240 Greenwich Street

18th Floor

New York, New York  10286

Address of Resident Agent:

C T Corporation System
155 Federal Street

Suite 700

Boston, Massachusetts  02110

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 5th day of March, 2019, before me personally came the above-named Trustees of the Trust, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that they had executed the same.

/s/ Loretta Johnston

Notary Public